Exhibit 4.4

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

The Third Supplemental Indenture, dated as of November 24, 2025 (this “Third Supplemental Indenture”), to the Indenture dated as of July 2, 2021 (the “Base Indenture” and, as amended, modified or supplemented from time to time, including by this Third Supplemental Indenture, the “Indenture”; any capitalized terms used but not defined herein having the meanings ascribed thereto in the Base Indenture), among GXO LOGISTICS, INC., a Delaware corporation (the “Company”), GXO LOGISTICS CAPITAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) at Eindhoven, the Netherlands, its registered office at Achtseweg Noord 27, 5651 GG Eindhoven, The Netherlands and registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 98594087 (the “Subsidiary Guarantor”), and an indirect, wholly-owned Dutch subsidiary of the Company, and COMPUTERSHARE TRUST COMPANY, N.A., as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Securities:

WHEREAS, the Subsidiary Guarantor is not under any obligation to guarantee any of the Company’s obligations under the Indenture or the Securities issued thereunder (the “Notes”) but desires to guarantee unconditionally all of the Company’s obligations under the Notes and the Indenture pursuant to a guarantee on the terms and conditions set forth herein;

WHEREAS, Section 9.01(e) of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose without the consent of any Holders

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done.

NOW THEREFORE:

ARTICLE I

SUBSIDIARY GUARANTEE

Section 1.01           Subsidiary Guarantee.

(a)           The Subsidiary Guarantor, as primary obligor and not merely as surety, hereby irrevocably and fully and unconditionally guarantees to each Holder of the Notes and to the Trustee and its successor and assigns (the “Subsidiary Guarantee”) on an unsecured, unsubordinated basis and equal in right of payment to all existing and future unsecured, unsubordinated indebtedness of the Subsidiary Guarantor, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes (the “Guaranteed Obligations”). The obligations of the Subsidiary Guarantor hereunder shall be joint and several with the obligations of the other guarantors, if any, pursuant to their guarantees under the Indenture.

(b)           The obligations of the Subsidiary Guarantor shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of the Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee, result in the obligations of the Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(c)           The Subsidiary Guarantor further agrees that (to the fullest extent permitted by applicable law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Indenture, the Notes or the obligations of the Company or any other guarantor hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other guarantor, the recovery of any judgment against the Company, any action to enforce the same, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of the Subsidiary Guarantor.

(d)           The Subsidiary Guarantor hereby waives (to the fullest extent permitted by applicable law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 1.03) the Subsidiary Guarantee shall not be discharged except by complete performance of the Guaranteed Obligations and the Subsidiary Guarantee. The Subsidiary Guarantee is a guarantee of payment and not of collection.

Section 1.02           Continuing Subsidiary Guarantee.

(a)           The Subsidiary Guarantee shall be a continuing guarantee and shall, subject to Section 1.03, (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition), (ii) be binding upon the Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b)           The obligations of the Subsidiary Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of the Subsidiary Guarantor hereunder and under the Subsidiary Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of the Subsidiary Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or the Subsidiary Guarantor or otherwise, all as though such payment had not been made.

Section 1.03           Release of Subsidiary Guarantee.

(a)           The Subsidiary Guarantor will be automatically and unconditionally released from its obligations under this Third Supplemental Indenture and with respect to the Subsidiary Guarantee, the Notes and the Indenture (any of the following, a “Subsidiary Guarantee Release Condition”):

(i)            with respect to any series of Notes, as applicable, if the Company exercises its legal defeasance option or its covenant defeasance option as described in Section 8.01 of the Base Indenture with respect to such series of Notes or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture in respect of such series of Notes; or

(ii)           with respect to all series of Notes, on the date upon which the Subsidiary Guarantor ceases to be a Subsidiary of the Company;

(iii)          with respect to all series of Notes, upon the conveyance, transfer or lease of all or substantially all of the properties and assets of the Subsidiary Guarantor to another Person (other than to any Subsidiary of the Subsidiary Guarantor); or

(iv)          with respect to all series of Notes, upon either (x) the substantially simultaneous termination, release, repayment, redemption, defeasance, satisfaction or discharge of indebtedness for borrowed money of the Company (including any release, satisfaction or discharge that would be conditioned on the termination, release, satisfaction or discharge of any guarantee or indebtedness for borrowed money) or (y) any other event or circumstance, in each case, as a result of which or upon which the aggregate principal amount of indebtedness for borrowed money issued or borrowed (and not then terminated, released, repaid, redeemed, defeased, satisfied or discharged) by the Subsidiary Guarantor constitutes no more than 15.0% of the aggregate principal amount of indebtedness for borrowed money of the Company and its Subsidiaries, on a consolidated basis, as of such time.

(b)           At the request of the Company or the Subsidiary Guarantor, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture relating to such release have been complied with, the Trustee will execute any documents reasonably requested by the Company or the Subsidiary Guarantor evidencing such release.

(c)           If the Subsidiary Guarantor is released from its obligations hereunder pursuant to this Section 1.03, it shall cease to be the “Subsidiary Guarantor” as defined in and for purposes hereof.

(d)           Once released in accordance with its terms, the Subsidiary Guarantee will not subsequently be required to be reinstated for any reason.

Section 1.04          Notation Not Required. Neither the Company nor the Subsidiary Guarantor shall be required to make a notation on the Notes to reflect the Subsidiary Guarantee or any release thereof.

Section 1.05           Waiver of Subrogation. The Subsidiary Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Subsidiary Guarantor’s obligations under the Subsidiary Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights in relation to the Trustee until all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, are paid in full. If any amount shall be paid to the Subsidiary Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to the Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. The Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and it is therefore in the corporate interest (vennootschappelijk belang) of the Subsidiary Guarantor and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

Section 1.06           Notices. Notice to the Subsidiary Guarantor shall be sufficient if addressed to the Subsidiary Guarantor care of the Company at the address, place and manner provided in Section 11.02 of the Base Indenture.

ARTICLE II

MISCELLANEOUS

Section 2.01           Integral Part; Effect of Supplement on Indenture. This Third Supplemental Indenture constitutes an integral part of the Indenture. Except for the amendments and supplements made by this Third Supplemental Indenture, the Base Indenture shall remain in full force and effect as executed.

Section 2.02           Capitalized Terms. For purposes of this Third Supplemental Indenture:

(a)           Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture;

(b)           All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Base Indenture; and

(c)           The terms “herein,” hereof,” “hereunder” and other words of similar import refer to this Third Supplemental Indenture.

Section 2.03           Adoption, Ratification and Confirmation. The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 2.04           Trustee Not Responsible for Recitals. The recitals in this Third Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

Section 2.05           Counterparts. This Third Supplemental Indenture may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original and all of which shall constitute but one and the same instrument.

Section 2.06           Governing Law. This Third Supplemental Indenture and the Subsidiary Guarantee hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.07           Conflict with Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern this Third Supplemental Indenture, the latter provision shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 2.08           FATCA. The Company confirms to the Trustee it has no knowledge that this Third Supplemental Indenture has resulted in a material modification of the Notes for purposes of Sections 1471 through 1474 of the Code (“FATCA”). The Company shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes of which it has knowledge. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes to the knowledge of the Company, unless the Trustee receives written notice of such modification from the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

GXO LOGISTICS, INC.,

By:	/s/ Baris Oran
	Name:	Baris Oran
	Title:	Chief Financial Officer

GXO LOGISTICS CAPITAL B.V.,

By:	/s/ Michael Shea
	Name:	Michael Shea
	Title:	Director

[Signature Page – GXO Third Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Nancy Chouanard
	Name:	Nancy Chouanard
	Title:	Vice President

[Signature Page – GXO Third Supplemental Indenture]